EXHIBIT 4.2

AMENDMENT NO. 1

TO

SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 to Securities Purchase Agreement (the “Amendment”) is entered into effective as of the 16th day of February, 2005, by and between Axeda Systems Inc., a Delaware corporation (the “Company”), and Laurus Master Fund, Ltd. (the “Purchaser”).

WHEREAS, the Company and the Purchaser have entered into that certain Securities Purchase Agreement, dated as of October 5, 2004 (the “Purchase Agreement”).

WHEREAS, the Company has requested, and the Purchaser has agreed, to amend the provisions of the Purchase Agreement resulting in the payment of damages in the event that the Company fails to satisfy certain obligations.

WHEREAS, the Purchase Agreement may be amended with the consent of the Company and the Purchaser.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and conditions of this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment of Agreement. This Amendment hereby amends the Purchase Agreement as provided in Section 2 below. Except as explicitly provided in this Amendment, the Purchase Agreement will remain unchanged and in full force and effect. The term “Agreement” as used in the Purchase Agreement and all other instruments and agreements executed thereunder shall for all purposes refer to the Purchase Agreement as amended by this Amendment.

2. Modifications to the Agreement. Section 9.1(c) of the Purchase Agreement is amended and restated so that it reads in its entirety, as follows:

(c) The Company understands that a delay in the delivery of the Note Shares in the form required pursuant to Section 9 hereof beyond the Delivery Date could result in economic loss to the Purchaser. In the event that the Company fails to direct its transfer agent to deliver the Note Shares to the Purchaser via the DWAC system within the time frame set forth in Section 9.1(b) above and the Note Shares are not delivered to the Purchaser by the Delivery Date, as compensation to the Purchaser for such loss, the Company agrees to pay late payments to the Purchaser for late issuance of the Note Shares in the form required pursuant to Section 9 hereof upon conversion of the Note in the amount equal to the greater of: (i) $500 per business day after the Delivery Date; or (ii) the Purchaser’s actual damages from such delayed delivery. Such payment shall be made to the Purchaser in a warrant to purchase shares of Common Stock in substantially the form attached to the Securities Purchase Agreement as Exhibit B with a value equivalent to the amount of the payment; provided, however, that the Company shall not be obligated to issue a warrant for more shares of Common

Stock than it has authorized but unissued. Notwithstanding the foregoing, the Company will not owe the Purchaser any late payments if the delay in the delivery of the Note Shares beyond the Delivery Date is solely out of the control of the Company and the Company is actively trying to cure the cause of the delay. In the case of actual damages, the Purchaser shall provide reasonable documentation of the amount of such damages. Such documentation shall show the number of shares of Common Stock the Purchaser is forced to purchase (in an open market transaction) which the Purchaser anticipated receiving upon such conversion, and shall be calculated as the amount by which (A) the Purchaser’s total purchase price (including customary brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate principal and/or interest amount of the Note, for which such Conversion Notice was not timely honored.

3. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4. Capitalized Terms. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.

5. Continued Effect; Conflict of Terms. Each of the parties hereto hereby confirms that the Purchase Agreement, except as expressly amended by this Amendment, remains in full force and effect. To the extent there is any conflict between the terms of the Purchase Agreement and this Amendment, the terms of this Amendment shall take precedence.

6. Governing Law. This Amendment shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Purchaser have executed this Amendment effective as of the day and year first written above.

COMPANY:

AXEDA SYSTEMS INC.

By:	/s/ Karen F. Kupferberg

Name:	Karen F. Kupferberg

Title:	Executive Vice President and Chief
Financial Officer

[Signature Page to Amendment No. 1 to Securities Purchase Agreement]

Counterpart Signature Page

to Amendment No. 1 to

Securities Purchase Agreement

LAURUS MASTER FUND, LTD.

By:	/s/ David Grin

Name:	David Grin

Title:	Partner

[Signature Page to Amendment No. 1 to Securities Purchase Agreement]